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                                                                      EXHIBIT 15


September 16, 2002


The Gymboree Corporation

      We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the periods ended August 3, 2002 and August 4, 2001 as indicated in our report dated August 22, 2002; because we did not perform an audit, we expressed no opinion on that information.

      We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 3, 2002, is incorporated by reference in Registration Statement Nos. 333-10811, 333-74269 and 333-89962 of The Gymboree Corporation and subsidiaries each on Form S-8.

      We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,
/s/ Deloitte & Touche LLP
San Francisco, California